Exhibit 99.1

Ambac’s Segregated Account Rehabilitator
Hosts Listening Session and Posts Prepared Remarks
NEW YORK, NY, July 12, 2016 (GLOBE NEWSWIRE) -- Ambac Financial Group, Inc. (Nasdaq: AMBC) ("Ambac"), a holding company whose subsidiaries, including Ambac Assurance Corporation (“AAC”), provide financial guarantees and other financial services, announced that the Special Deputy Commissioner of the Segregated Account of AAC (the “Segregated Account”) is hosting a listening session for policy beneficiaries and other creditors today in New York.
The Special Deputy Commissioner’s remarks for today’s meeting have been reproduced below and have been posted to the website maintained by the Wisconsin's Commissioner of Insurance, as Rehabilitator of the Segregated Account, at ambacpolicyholders.com. These remarks were prepared solely by the Special Deputy Commissioner and not by, nor do they represent opinions of, Ambac or any of its subsidiaries.
Listening Session Related to the Segregated Account of Ambac Assurance Corporation
Held by Special Deputy Commissioner Dan Schwartzer
July 12, 2016
Prepared Remarks
REHABILITATOR LISTENING SESSION INFORMATION
Pursuant to the Application for Approval of the Engagement of Daniel J. Schwartzer as a Consultant to Serve as Special Deputy Commissioner (SDC) of the Segregated Account dated May 12, 2016, Case No. 10 CV 1576, and letters to interested parties, dated May 12, 2016 and June 22, 2016, the SDC will be holding a listening session in New York on July 12, 2016, with those interested parties who responded to the May 12, 2016 letter. Upon commencement of the listening session prepared remarks will be posted on the website for the rehabilitation (Ambacpolicyholders.com).
AMBAC LISTENING SESSIONS
OPENING STATEMENTS:
INTRODUCTION
Thank you for your interest and for participating in this Rehabilitator Listening Session pertaining to the rehabilitation of the Segregated Account of Ambac Assurance Corporation (“AAC” or the “Company”). We are holding this listening session to provide a forum for communication among the Rehabilitator, the policy beneficiaries and other stakeholders of the Segregated Account and the General Account. We intend this communication to be consistent with the Rehabilitator’s statements to the Rehabilitation Court and to the general public. As such, our prepared remarks are being posted on the website maintained on behalf of the Rehabilitator: ambacpolicyholders.com
As indicated previously, we anticipate future interactions with policy beneficiaries and other stakeholders from time to time to ensure consistent dissemination of information, except for technical questions that will be addressed through the information hotline referenced on the website.

Our remarks today may contain forward-looking statements, which are based on our current expectations and are subject to uncertainty and changes in circumstances. Any such statements are not guarantees of future performance or events. Nor should they be understood to qualify the broad discretion granted to the Commissioner to manage the Rehabilitation as he deems appropriate. The Rehabilitator disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.
OPENING REMARKS
As a backdrop to today’s discussion, the creation and supervision of the Segregated Account are covered by specific laws applicable under Wisconsin Statutes. The petition to place the Segregated Account into Rehabilitation was granted by the Rehabilitation Court, and the Rehabilitator’s authority and responsibility with respect to the Segregated Account are set forth in Wisconsin Statutes and in the Plan of Rehabilitation, as Amended, approved by the Court as of June 12, 2014 (the “Plan”) and related documents.
Although the General Account is not in rehabilitation, the Office of the Commissioner of Insurance (the “OCI”) and the Rehabilitator have oversight over the General Account both through OCI’s general regulatory powers and through a set of inter-company agreements, including the Cooperation Agreement, as amended. This oversight doesn't provide us with authority to micro-manage AAC’s affairs, but it does allow us to closely monitor its operations and financial condition, so that we can be informed of its ability to perform its obligations under the Aggregate Excess of Loss Reinsurance Agreement.
Given these facts and circumstances, I would like to highlight our thinking pertaining to the Rehabilitation of the Segregated Account. As the court appointed Rehabilitator, the Commissioner’s priority has been and is primarily with respect to the interests of the policyholders. While the main reason for creating the Segregated Account and placing it in Rehabilitation was to contain the losses associated with certain highly impaired policies, the Regulator’s intent was to stabilize and manage the Segregated Account, so that it could achieve an orderly exit from Rehabilitation.
Lastly, I just want to reiterate that this session today is really to listen to your views. As mentioned we will try to address the questions you submitted in writing as best we can. I'm certain you can understand that some questions cannot be answered today, whether it's because its material non-public information or whether it's the Rehabilitator’s strategy or it's a question that is proprietary to Ambac. But we do appreciate your questions and it helps us to understand what is on your mind so that we may incorporate your feedback, as appropriate, in the rehabilitation process.
DEFERRED PAYMENTS AND THE INTERIM PAYMENT PERCENTAGE
The Rehabilitator would like to address questions regarding Deferred Payments or Changes to the Interim Payment Percentage.
Changes to the Interim Payment Percentage (the “IPP”) are in the sole discretion of the Rehabilitator. The Rehabilitator and Special Deputy Commissioner, who, with their advisors, continue to closely monitor the AAC's activities and financial position, will carefully weigh all relevant factors in considering whether a deferred payment and/or an IPP increase is appropriate. The Rehabilitator and his advisors, among other things, would need to feel highly confident that any change to the IPP is sustainable and fair to all policyholders. At present, we do not have any plans to increase the IPP. While projected recoveries have increased for Deferred Amounts and Surplus Notes, these obligations are still not projected to be paid in full in two of the four illustrative scenarios described in the Annual Report, dated June 1, 2016. Moreover, projected recoveries do not represent an immediate distribution of value, but rather payment by the end of the projected period, which in the Report is 12/31/52.
RMBS LITIGATION
The Rehabilitator would like to address questions received regarding its ongoing RMBS litigation, in particular to Bank of America.
The Bank of America lawsuits are a critical component of the rehabilitation of the Segregated Account. The Segregated Account is a plaintiff in the pending actions that Ambac has filed against Bank of America and its affiliates. The OCI closely monitors the progress of this important litigation. The lead case involves an action based on 17 RMBS transactions sponsored by Countrywide. The trial judge in that case issued summary judgment decisions on primary and secondary liability in the fall of 2015, and those decisions are on appeal now. Decisions on the appeals are expected later this year or in the first quarter of 2017. As a result, the case may be ready for trial in 2017. While the Rehabilitator is not able to discuss privileged information, he believes that this case is well positioned, and is confident in the strength of the claims. The remaining cases are at an earlier stage of litigation.
LOSS RESERVES
The Rehabilitator would like to address questions regarding loss reserves, including the methodology for base and stress case scenarios as well as loss projections regarding Puerto Rico and other topics.
Before this session, we received questions about: (i) the Rehabilitator’s general loss assumptions and estimation methods; and (ii) our view of the prospective losses associated with Puerto Rico.
Additionally, we have been asked about prospective recovery estimates for outstanding AAC preferred stock. As you know, we are focused on projected recoveries that may be available to policy beneficiaries or to holders of instruments that were issued during the Rehabilitation, such as the Junior Surplus Notes. Accordingly, we will not provide prospective recovery information for AAC’s outstanding preferred stock.
Regarding loss projection questions, first, we wish to underscore that the Rehabilitator's loss projections, as reflected in the recently published Annual Report, are developed independently by the Rehabilitator and his advisers based on the information available to them. Such information includes market prices, third party credit analysis, economic, legal and structural considerations, and discussions with and/or information provided by AAC management –all of which inform our independent analysis. As a matter of policy, however, neither the Rehabilitator nor AAC disclose specific credit level loss reserves.
The Rehabilitator's base and stress case loss projections differ from those of the Company. Taken as a whole, the Rehabilitator's loss projections are materially more conservative than those of the Company – that is, the Rehabilitator's loss projections are higher than those of the Company. We believe this conservative approach is consistent with the role of the Rehabilitator.
With respect to AAC’s exposure to various Puerto Rico issuers, when reviewing and developing loss estimates for these credits, we utilize the same approach described above. Ambac's method of reporting net exposure, including the capital appreciation bonds issued by COFINA, does not impact the Rehabilitator's loss estimates. Information on COFINA's ultimate interest and principal payable is posted on the Company's website.
As stated in the Annual Report, Puerto Rico is one of the Company’s largest General Account exposures. Given the undeniable uncertainty about the timing, composition or viability of a comprehensive re-structuring in the Commonwealth, and the long-term impact on Ambac, the Rehabilitator is taking a deliberate and conservative approach to these exposures. Ambac has made policy payments aggregating approximately $43 million (net of a small amount of reinsurance) on its Puerto Rico exposures in July to-date and is anticipating an additional policy payment shortly on Puerto Rico GO-guaranteed Public Buildings Authority bonds (although no claim had been received as of yesterday). And, without positive developments for these exposures, Ambac may be required to pay materially greater amounts over the next several years.
We have been asked about our view of the credit protections inherent in the COFINA indenture as well as our views of the recently-enacted PROMESA bill. With respect to COFINA, the Rehabilitator is not in a position to comment on legal matters, so as not to compromise de-risking strategies, the Company's work-out options, and/or privileged communications. With respect to PROMESA, although the Rehabilitator believes that this legislation may allow for more prudent oversight of Puerto Rico’s finances, at this point in time its effect is too early to estimate.
We have been asked about credit concerns with respect to the General Account other than Puerto Rico. While we will not single out any other specific exposure, we are generally concerned about certain military housing risks, certain large public finance single names (including situations in which unfunded pension obligations are a significant factor), certain smaller public finance exposures with unique risk factors, and certain exposures in the equipment leasing sector. Additional information on insured exposures can be found on the Company's website.
We received a question about AAC’s exposure to its subsidiary, Ambac Financial Services (“AFS”). In large part, AFS acts as a hedge to certain insured obligations, such as student loans and RMBS, which incur higher losses when interest rates increase. Thus, while prospective student loan losses (and to a lesser extent RMBS losses) have declined over time in part due to a favorable interest rate environment, AFS has experienced greater losses. Accordingly, we do not believe that it is appropriate to look at AFS in isolation.
INVESTMENTS AND COMMUTATIONS
The Rehabilitator would like to address questions regarding investment practices, commutations and de-risking activities.
Risk management practices and de-risking activities include the interest rate hedge contained in the AFS book, commutation transactions and, at the single risk level, various workout activities by the Company with respect to troubled credits. Such workout and de-risking activities can take many forms depending upon the situation. Once such example is the supplemental payment program described in the Annual Report and approved by the Rehabilitation Court in 2013.
We have been asked generally about commutations, including the Rehabilitator's method of evaluating such transactions. In his review, the Rehabilitator examines the internal rate of return and other relevant metrics associated with proposed commutations relative to other opportunities available to the Company. The Rehabilitator has required that all such transactions be accretive, and places a premium on transactions that reduce or eliminate exposures that have substantial variability and downside risk.
The Rehabilitator’s express approval is required for any commutation of a Segregated Account policy that involves payment of more than $1 million. The Rehabilitator has pre-approved any commutation that involves a payment by the company of $1 million or less. The Rehabilitator is satisfied with the Company’s performance of management services for the Segregated Account and its compliance with requirements that apply to General Account activities.

We have also been asked about Ambac's buyback activity. Ambac continues to invest selectively in its own insured securities. These investments are a component of its diversified investment portfolio. Each investment is evaluated based upon investment guidelines, as approved annually by OCI, internal investment return criteria and risk profile.
We received a question regarding the accretion rate in relation to the current reinvestment rate. As mentioned in the Annual Report, the Rehabilitator reserves the right to amend the Plan or take such other action as he deems necessary or appropriate to adjust the rate of accretion on Deferred Amounts from time to time based on such factors as he considers relevant. As such, the accretion rate remains under review.
COLLATERAL
The Rehabilitator would like to address questions regarding the security interest over and composition of the collateral in favor of the Segregated Account.
The Rehabilitator believes it has taken all necessary actions to maintain a security interest granted in the Collateral in favor of the Segregated Account.
The current security interest over the Collateral was created pursuant to the Secured Note and has been perfected by a UCC filing in Wisconsin. The Collateral is currently constituted primarily of future receivables payable to the General Account, which are not in the possession of a third party. The proceeds of such receivables are paid into the General Account’s bank accounts. There is no requirement under the Secured Note or Reinsurance Agreement that such proceeds be segregated from other funds at the General Account. The proceeds derived from the Collateral, however, are easily quantifiable and identifiable and are used from time to time to pay claims under the Reinsurance Agreement. The Commissioner also has various legal and contractual means to ensure that Ambac’s assets are maintained appropriately with respect to its obligations to the Segregated Account.
CONCLUDING STATEMENT
Our team is responsible for seeking an exit of the Segregated Account. Our preferred goal is to achieve this through a plan that is consensual among the Company, policy beneficiaries and other stakeholders. However, we are advising OCI to use all tools available to accomplish a successful and durable exit that enhances AAC’s long-term claims-paying ability. We look forward to working with all of you as we move forward.
About Ambac
Ambac Financial Group, Inc. ("Ambac"), headquartered in New York City, is a holding company whose subsidiaries, including its principal operating subsidiary, Ambac Assurance Corporation ("Ambac Assurance"), Everspan Financial Guarantee Corp., and Ambac Assurance UK Limited, provide financial guarantees and other financial services to clients in both the public and private sectors globally. Ambac Assurance, including the Segregated Account of Ambac Assurance (in rehabilitation), is a guarantor of public finance and structured finance obligations. Ambac is also selectively exploring opportunities involving the acquisition and/or development of new businesses. Ambac‘s common stock trades on the NASDAQ Global Select Market under the symbol “AMBC”. The Amended and Restated Certificate of Incorporation of Ambac contains substantial restrictions on the ability to transfer Ambac’s common stock. Subject to limited exceptions, any attempted transfer of common stock shall be prohibited and void to the extent that, as a result of such transfer (or any series of transfers of which such transfer is a part), any person or group of persons shall become a holder of 5% or more of Ambac’s common stock. Ambac is committed to providing timely and accurate information to the investing public, consistent with our legal and regulatory obligations. To that end, we use our website to convey information about our businesses, including the anticipated release of quarterly financial results, quarterly financial, statistical and business-related information, and the posting of updates to the status of certain primary residential mortgage backed securities litigations. For more information, please go to www.ambac.com.
Forward-Looking Statements
Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ, possibly materially, from those included in these statements due to a variety of factors. Important factors that could cause our results to differ, possibly materially, from those indicated in the forward-looking statements include, among others, those discussed under “Risk Factors” in Part I, Item 1A of Ambac’s 2015 Annual Report on Form 10-K and in Part II, Item 1A of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016.
Contact
Abbe F. Goldstein, CFA
Managing Director, Investor Relations and Corporate Communications
(212) 208-3222; agoldstein@ambac.com
Source: Ambac Financial Group, Inc.